Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

JBT Corporation Reports Fourth Quarter and Full Year 2023 Results and Establishes 2024 Guidance with Solid Organic Revenue Growth and Continued Margin Expansion

Record Fourth Quarter Highlights as a Pure-Play Food and Beverage Business: (Results are from continuing operations with comparisons to the prior year period)
◦Income from continuing operations of $53 million and earnings per share of $1.64 both increased 69 percent
◦Adjusted EBITDA of $81 million increased 18 percent and adjusted EBITDA margin of 18.2 percent increased 260 basis points
◦Adjusted earnings per share of $1.40 increased 24 percent

Record Full Year Highlights as a Pure-Play Food and Beverage Business: (Results are from continuing operations with comparisons to the prior year period)
◦Income from continuing operations of $129 million and earnings per share of $4.02 increased 25 percent and 24 percent, respectively
◦Adjusted EBITDA of $273 million increased 20 percent and adjusted EBITDA margin of 16.4 percent increased 210 basis points
◦Adjusted earnings per share of $4.10 increased 12 percent

CHICAGO, February 20, 2024 - JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported results for the fourth quarter and full year 2023.

"JBT delivered solid year-over-year earnings growth and continued margin expansion in 2023," said Brian Deck, President and Chief Executive Officer. "Moreover, we made continued progress on our Elevate 2.0 strategy by becoming a pure-play food and beverage technology solutions provider, advancing the adoption of our digital solutions, and growing recurring revenue."

Comparisons in this news release are to the comparable period of the prior year, unless otherwise noted. An earnings presentation with supplemental information is also available on the Company's Investor Relations website at https://ir.jbtc.com/events-and-presentations/.

Fourth Quarter 2023 Results

"We are pleased with our financial performance, as fourth quarter margins and earnings per share exceeded our guidance while revenue met our expectations," said Matt Meister, Executive Vice President and Chief Financial Officer. "Our margin improvement was highlighted by strong operational performance and excellent execution on our supply chain initiatives."

AeroTech's financial results were transitioned to discontinued operations beginning in the second quarter of 2023, and prior period financial results have been recast accordingly. The below paragraphs reflect JBT's results from continuing operations.

During the fourth quarter of 2023, JBT elected to move to the FIFO inventory method for all inventories historically on LIFO. As a result, historical financial results have been recast. This election change does not impact adjusted EBITDA or adjusted earnings per share as JBT’s metrics already reflected a FIFO accounting basis.

Fourth quarter 2023 revenue of $445 million increased 1 percent year over year. Income from continuing operations of $53 million increased 69 percent. Included in income from continuing operations was an $11 million discrete benefit to the tax provision, resulting from the sale of a subsidiary. Adjusted EBITDA of $81 million increased 18 percent, and adjusted EBITDA margin of 18.2 percent increased 260 basis points. JBT incurred approximately $2 million of expense and realized approximately $4 million in savings related to its ongoing restructuring program.

Diluted earnings per share (EPS) of $1.64 increased 69 percent, and adjusted EPS of $1.40 increased 24 percent. The discrete benefit to the tax provision was excluded from adjusted EPS.

Full Year 2023 Results

Full year 2023 revenue of $1,664 million increased 5 percent year over year, which was primarily due to growth from acquisitions. Income from continuing operations of $129 million increased 25 percent. Adjusted EBITDA of $273 million increased 20 percent, and adjusted EBITDA margin of 16.4 percent increased 210 basis points. JBT incurred approximately $11 million of expense and realized approximately $11 million in savings related to its ongoing restructuring program.

Diluted EPS of $4.02 increased 24 percent, and adjusted EPS of $4.10 increased 12 percent. Orders of $1,668 million increased 5 percent, and year-end backlog of $678 million increased 2 percent.

JBT generated full year 2023 operating cash flow from continuing operations of $74 million and free cash flow of $167 million, representing a free cash flow conversion of 129 percent. Free cash flow excludes the income taxes related to the gain from the sale of AeroTech as well as voluntary pension contributions. At year-end, JBT's leverage ratio was 0.6x net debt to trailing twelve months adjusted EBITDA.

2024 Outlook

"In 2024, we expect to deliver mid-single-digit organic top line growth primarily through recurring revenue initiatives and a strengthening demand environment for equipment, which includes improvement in the North American poultry market in the back half of the year," added Meister. "We also expect to capture continued margin expansion through further advancement of our supply chain and manufacturing efficiency initiatives as well as ongoing benefits from our restructuring efforts."

The table below reflects JBT's guidance for full year 2024. Since the preliminary outlook provided on January 19, 2024, JBT updated income from continuing operations and GAAP EPS guidance to reflect additional expected M&A related costs in the first half of 2024. These M&A costs relate to the potential merger offer for Marel hf (Marel) and do not impact adjusted EBITDA or adjusted EPS guidance.

Guidance
$ millions except EPS	FY 2024
Revenue	$1,750 - $1,780
Income from continuing operations	$150 - $162
Adjusted EBITDA(1)	$295 - $310
Adjusted EBITDA margin	17.0 - 17.5%
GAAP EPS	$4.65 - $5.05
Adjusted EPS(1)	$5.05 - $5.45

(1) Non-GAAP figure. Please see supplemental schedules for adjustments and reconciliations.

For the full year 2024, JBT expects net interest income of approximately $4 million. Additionally, JBT expects to incur approximately $1 million in restructuring costs and $15 million in M&A related costs in the first half of 2024. The tax rate is forecast to be 22 - 23 percent, which is prior to any discrete items.

For the first quarter of 2024, JBT anticipates typical seasonality in revenue and earnings. JBT expects a revenue split of approximately 47 percent in the first half of 2024 with approximately 53 percent in the second half of 2024 driven by improvement in demand in the North American poultry market. JBT also anticipates margin improvement during each sequential quarter in 2024 as market conditions are expected to improve and strategic sourcing actions flow through to the results.

Potential Merger with Marel

Consistent with JBT's strategy to deploy capital to strategic mergers and acquisitions while maintaining financial flexibility, the Company announced its intention to pursue a merger with Marel on January 19, 2024.

A combination of JBT and Marel would bring together two renowned companies with long histories and complementary product portfolios, highly respected brands, and impressive technology. The combined company's enhanced operating scale, expanded global reach, and scalable innovation are expected to create beneficial outcomes for customers while also providing meaningful shareholder value creation.

The combined company would maintain a long-term commitment to Marel’s heritage, including a significant Icelandic presence. The combined company shares would have a secondary listing on Nasdaq Iceland, subject to Icelandic regulatory approval, in addition to continuing JBT’s listing on the NYSE.

JBT anticipates the launch of the tender offer for Marel at an offer price of €3.60. The offer will include terms that are expected to achieve a weighted average mix consideration of 65 percent in JBT shares and 35 percent in cash. The stock portion of the offer is expected to be set at a fixed exchange ratio using a JBT share price of $96.25. Additionally, JBT's offer contemplates the assumption of Marel's outstanding debt obligations. Launch of the offer will most likely occur in the second quarter of 2024 and remains subject to confirmatory due diligence, mutual agreement on non-price deal terms, and board approvals of both Marel and JBT.

Fourth Quarter and Full Year 2023 Earnings Conference Call

A conference call is scheduled for 10:00 a.m. ET on Wednesday, February 21, 2024, to discuss fourth quarter and full year 2023 results. Participants may access the conference call through online registration at https://registrations.events/direct/Q4I767667. A simultaneous webcast and audio replay of the call will be available on the Company’s Investor Relations website at https://ir.jbtc.com/events-and-presentations/.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry. JBT designs, produces and services sophisticated products and systems for a broad range of end markets, generating roughly one-half of its annual revenue from recurring parts, service, rebuilds, and leasing operations. JBT employs approximately 5,100 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT’s ability to control. These forward-looking statements include, among others, statements relating to our business and our results of operations, a potential transaction with Marel, our strategic plans, our restructuring plans and expected cost savings from those plans, and our liquidity. The factors that could cause our actual results to differ materially from expectations include but are not limited to the following factors: the completion of confirmatory due diligence by us prior to launching the offer for Marel shares (the offer); the occurrence of any event, change or other circumstances that could give rise to the termination or abandonment of the offer; the expected timing and likelihood of completion of the proposed transaction with Marel, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the offer that could reduce anticipated benefits or cause the parties to abandon the transaction; the ability to successfully integrate the businesses of JBT and Marel; the possibility that our stockholders may not approve the issuance of new shares of common stock in the offer; the risk that Marel and/or JBT may not be able to satisfy the conditions to the proposed offer in a timely manner or at all; the risk that the proposed offer and its announcement could have an adverse effect on the ability of JBT and Marel to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally; the risk that problems may arise in successfully integrating the businesses of Marel and JBT, which may result in the combined company not operating as effectively and efficiently as expected; the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; fluctuations in our financial results; unanticipated delays or acceleration in our sales cycles; deterioration of economic conditions, including impacts from supply chain delays and reduced material or component availability; inflationary pressures, including increases in energy, raw material, freight, and labor costs; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to trade regulation, quotas, duties or tariffs; fluctuations in currency exchange rates; changes in food consumption patterns; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; weather conditions and natural disasters; impact of climate change and environmental protection initiatives; acts of terrorism or war, including the ongoing conflicts in Ukraine and the Middle East; termination or loss of major customer contracts and risks associated with fixed-price contracts, particularly during periods of high inflation; customer sourcing initiatives; competition and innovation in our industries; difficulty in implementing our pure play food and beverage strategy, including our ability to execute on strategic investments, merger or acquisition opportunities; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; catastrophic loss at any of our facilities and business continuity of our information systems; cyber-security risks such as network intrusion or ransomware schemes; loss of key management and other personnel; potential liability arising out of the installation or use of our systems; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; work stoppages; fluctuations in interest rates and returns on pension assets; a systemic failure of the banking system in the United States or globally impacting our customers' financial condition and their demand for our goods and services; availability of and access to financial and other resources; and other factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in JBT’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and in any subsequently filed Form 10-Q. JBT cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. JBT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

JBT provides non-GAAP financial measures in order to increase transparency in our operating results and trends. These non-GAAP measures eliminate certain costs or benefits from, or change the calculation of, a measure as calculated under U.S. GAAP. By eliminating these items, JBT provides a more meaningful comparison of our ongoing operating results, consistent with how management evaluates performance. Management uses these non-GAAP measures in financial and operational evaluation, planning and forecasting.

These calculations may differ from similarly-titled measures used by other companies. The non-GAAP financial measures disclosed are not intended to be used as a substitute for, nor should they be considered in isolation of, financial measures prepared in accordance with U.S. GAAP.

Important Notices

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In particular, this release is not an offer of securities for sale in the United States.

Note to U.S. Shareholders

It is important that U.S. shareholders understand that the offer to Marel shareholders and any related offer documents are subject to disclosure and takeover laws and regulations in Iceland that may be different from the United States. To the extent applicable, the offer to Marel shareholders will be made in compliance with the U.S. tender offer rules, including Regulation 14E under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any exemption available to JBT in respect of securities of foreign private issuers provided by Rule 14d-1(d) under the Exchange Act.

Important Additional Information

No offer of JBT securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption from registration. In connection with the offer, JBT is expected to file a proxy statement with the SEC and JBT may, upon launch of the formal offer, file with the SEC a Registration Statement on Form S-4, which will contain a proxy statement/prospectus in connection with the proposed offer. SHAREHOLDERS OF JBT AND MAREL ARE URGED TO READ THE PROXY STATEMENT (AND, IF APPLICABLE, PROSPECTUS) AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. JBT and Marel shareholders will be able to obtain a free copy of the proxy statement/prospectus (when available), as well as other filings containing information about JBT, without charge, at the SEC’s website, www.sec.gov, and on JBT’s website at https://ir.jbtc.com/overview/default.aspx.

Participants in the Solicitation

JBT and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the JBT’s common stock in respect of the offer to Marel shareholders. Information about the directors and executive officers of JBT is set forth in the proxy statement for JBT’s 2023 Annual Meeting of Stockholders, which was filed with the SEC on March 31, 2023, and in the other documents filed after the date thereof by JBT with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus regarding the proposed offer when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Investors & Media:

Kedric Meredith
(312) 861-6034
kedric.meredith@jbtc.com

Marlee Spangler
(312) 861-5789
marlee.spangler@jbtc.com

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenue	$444.6	$441.2	$1,664.4	$1,590.3
Cost of sales	283.8	297.5	1,078.7	1,060.9
Gross profit	160.8	143.7	585.7	529.4
Gross profit %	36.2%	32.6%	35.2%	33.3%

Selling, general and administrative expense	104.0	98.4	409.6	389.7
Restructuring expense	1.7	4.2	11.4	7.1
Operating income	55.1	41.1	164.7	132.6
Operating income %	12.4%	9.3%	9.9%	8.3%

Pension expense (income), other than service cost	0.1	(0.1)	0.7	—
Interest (income) expense, net	(3.6)	5.5	10.9	12.6
Income from continuing operations before income taxes	58.6	35.7	153.1	120.0
Income tax provision	5.7	4.5	23.5	16.2
Equity in net earnings of unconsolidated affiliate	(0.2)	—	(0.3)	—
Income from continuing operations	52.7	31.2	129.3	103.8
Income from discontinued operations, net of taxes	28.4	9.8	453.3	33.6
Net income	$81.1	$41.0	$582.6	$137.4

Basic earnings per share from:
Continuing operations	$1.65	$0.97	$4.04	$3.24
Discontinued operations	0.89	0.31	14.17	1.05
Net income	$2.54	$1.28	$18.21	$4.29

Diluted earnings per share from net income from:
Continuing operations	$1.64	$0.97	$4.02	$3.23
Discontinued operations	0.88	0.31	14.11	1.05
Net income	$2.52	$1.28	$18.13	$4.28

Weighted average shares outstanding:
Basic	32.0	32.0	32.0	32.0
Diluted	32.1	32.1	32.1	32.1

Other business information from continuing operations:
Inbound orders	$418.1	$431.5	$1,667.5	$1,587.4
Orders backlog			$678.2	$664.4

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Income from continuing operations	$52.7	$31.2	$129.3	$103.8
Non-GAAP adjustments
Restructuring related costs(1)	1.7	4.2	11.4	7.3
M&A related costs(2)	2.4	2.7	6.0	11.6
Impact on tax provision from Non-GAAP adjustments(3)	(1.1)	(1.7)	(4.5)	(4.8)
Impact on tax provision from tax basis write-off	(10.7)	—	(10.7)	—
Adjusted income from continuing operations	$45.0	$36.4	$131.5	$117.9

Income from continuing operations	$52.7	$31.2	$129.3	$103.8
Total shares and dilutive securities	32.1	32.1	32.1	32.1
Diluted earnings per share from continuing operations	$1.64	$0.97	$4.02	$3.23

Adjusted income from continuing operations	$45.0	$36.4	$131.5	$117.9
Total shares and dilutive securities	32.1	32.1	32.1	32.1
Adjusted diluted earnings per share from continuing operations	$1.40	$1.13	$4.10	$3.67

(1) Includes restructuring expense as well as any charges reported in cost of products for restructuring related inventory write-offs.

(2) M&A related costs include integration costs, amortization of inventory step-up from business combinations, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(3) Impact on tax provision was calculated using the enacted rate for the relevant jurisdiction for each period shown.

The above table reports adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations, which are non-GAAP financial measures. We use these measures internally to make operating decisions and for the planning and forecasting of future periods, and therefore provide this information to investors because we believe it allows more meaningful period-to-period comparisons of our ongoing operating results, without the fluctuations in the amount of certain costs that do not reflect our underlying operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA
(Unaudited and in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Income from continuing operations	$52.7	$31.2	$129.3	$103.8
Income tax provision	5.7	4.5	23.5	16.2
Interest (income) expense, net	(3.6)	5.5	10.9	12.6
Depreciation and amortization	22.0	20.8	91.3	76.2
EBITDA from continuing operations	76.8	62.0	255.0	208.8
Restructuring related costs(1)	1.7	4.2	11.4	7.3
Pension expense (income) , other than service cost	0.1	(0.1)	0.7	—
M&A related costs(2)	2.4	2.7	6.0	11.6
Adjusted EBITDA from continuing operations	$81.0	$68.8	$273.1	$227.7

Total revenue	$444.6	$441.2	$1,664.4	$1,590.3
Adjusted EBITDA %	18.2%	15.6%	16.4%	14.3%

(1) Includes restructuring expense as well as any charges reported in cost of products for restructuring related inventory write-offs.

(2) M&A related costs include integration costs, amortization of inventory step-up from business combinations, advisory and transaction costs for both potential and completed M&A transactions and strategy.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe that adjusted EBITDA is useful to investors as a measure of the Company’s operational performance and a way to evaluate and compare operating performance against peers in the Company's industry.

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$483.3	$71.7
Trade receivables, net of allowances	288.9	265.6
Inventories	238.9	264.0
Other current assets	89.1	75.7
Current assets of discontinued operations	—	249.5
Total current assets	1,100.2	926.5
Property, plant and equipment, net	248.0	245.4
Other assets	1,362.2	1,383.3
Non-current assets of discontinued operations	—	85.8
Total assets	$2,710.4	$2,641.0

Liabilities and Stockholders' Equity
Short-term debt	$—	$0.6
Accounts payable, trade and other	134.6	170.6
Advance and progress payments	172.0	173.7
Other current liabilities	177.8	161.3
Current liabilities of discontinued operations	—	117.8
Total current liabilities	484.4	624.0
Long-term debt, less current portion	646.4	977.3
Accrued pension and other post-retirement benefits, less current portion	24.6	32.0
Other liabilities	66.1	91.2
Non-current liabilities of discontinued operations	—	11.1

Common stock and additional paid-in capital	221.1	215.7
Retained earnings	1,463.6	894.0
Accumulated other comprehensive loss	(195.8)	(204.3)
Total stockholders' equity	1,488.9	905.4
Total liabilities and stockholders' equity	$2,710.4	$2,641.0

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Twelve Months Ended December 31,
	2023	2022
Cash flows from continuing operating activities
Net income	$582.6	$137.4
Less: Income from discontinued operations, net of taxes	453.3	33.6
Income from continuing operations	129.3	103.8

Adjustments to reconcile income to cash provided by operating activities
Depreciation and amortization	91.3	76.2
Stock-based compensation	11.4	8.9
Other	(13.2)	(8.9)

Changes in operating assets and liabilities
Trade accounts receivable, net	(21.6)	(28.2)
Inventories	26.9	(47.3)
Accounts payable, trade and other	(32.1)	29.1
Advance and progress payments	(1.6)	(7.6)
Income taxes on gain from sale of AeroTech	(133.2)	—
Other - assets and liabilities, net	17.0	9.2
Cash provided by continuing operating activities	74.2	135.2

Cash flows from continuing investing activities
Proceeds from sale of AeroTech, net	792.8	—
Acquisitions, net of cash acquired	(0.1)	(329.7)
Capital expenditures	(55.1)	(84.6)
Purchase of Marketable Securities	(125.0)	—
Proceeds from sale of marketable securities	125.0	—
Other	(8.3)	1.1
Cash provided by (required by) continuing investing activities	729.3	(413.2)

Cash flows from continuing financing activities
Net payments for domestic credit facilities	(340.3)	292.7
Proceeds from settlement of cross currency swaps	5.8	—
Dividends	(12.8)	(13.1)
Other	(6.8)	(9.0)
Cash (required by) provided by continuing financing activities	(354.1)	270.6

Net increase (decrease) in cash and cash equivalents from continuing operations	449.4	(7.4)
Net cash required by discontinued operations	(38.0)	4.2
Effect of foreign exchange rate changes on cash and cash equivalents	(1.2)	(2.5)
Net increase (decrease) in cash and cash equivalents	410.2	(5.7)

Cash and cash equivalents from continuing operations, beginning of period	71.7	76.9
Add: Cash and cash equivalents from discontinued operations, beginning of period	1.4	1.9
Add: Net increase (decrease) in cash and cash equivalents	410.2	(5.7)
Less: Cash and cash equivalents from discontinued operations, end of period	—	(1.4)
Cash and cash equivalents from continuing operations, end of period	$483.3	$71.7

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
FREE CASH FLOW
(Unaudited and in millions)

	Twelve Months Ended December 31,
	2023	2022
Cash provided by continuing operating activities	$74.2	$135.2
Less: capital expenditures	55.1	84.6
Plus: proceeds from disposal of assets	2.1	1.1
Plus: pension contributions	12.1	3.5
Plus: income taxes on gain from sale of AeroTech	133.2	—
Free cash flow (FCF)	$166.5	$55.2

The above table reports free cash flow, which is a non-GAAP financial measure. We use free cash flow internally as a key indicator of our liquidity and ability to service debt, invest in business combinations, and return money to shareholders and believe this information is useful to investors because it provides an understanding of the cash available to fund these initiatives. For free cash flow purposes, we consider contributions to pension plans to be more comparable to payment of debt, and therefore exclude these contributions from the calculation of free cash flow. Additionally, we exclude the income taxes on gain from sale of AeroTech as these represent one-time taxes paid on the sale of a discontinued operation that are not representative of taxes from operations.

JBT CORPORATION
NET DEBT CALCULATION
(Unaudited and in millions)

	As of Quarter Ended			Change From
	Q4 2023	Q3 2023	Q4 2022	PQ	PY
Total debt	$646.4	$645.8	$977.9	$0.6	$(331.5)
Cash and marketable securities(1)	(483.3)	(526.7)	(71.7)	43.4	(411.6)
Net debt	$163.1	$119.1	$906.2	$44.0	$(743.1)

(1) For Q3 2023, this balance includes Cash of $401.7 million and Marketable securities of $125.0 million.

JBT CORPORATION
BANK TOTAL NET LEVERAGE RATIO CALCULATION
(Unaudited and in millions)

Q4 2023
Total debt	$646.4
Cash and marketable securities	(483.3)
Net debt	163.1
Other items considered debt under the credit agreement	17.1
Consolidated total indebtedness(1)	$180.2

Trailing twelve months Adjusted EBITDA from continuing operations	273.1
Other adjustments net to earnings under the credit agreement	3.6
Consolidated EBITDA(1)	$276.7

Bank total net leverage ratio (Consolidated Total Indebtedness / Consolidated EBITDA)	0.7

Total net debt to trailing twelve months Adjusted EBITDA from continuing operations	0.6

(1) As defined in the credit agreement.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
TO ADJUSTED DILUTED EARNINGS PER SHARE GUIDANCE
(Unaudited and in cents)

Guidance
Full Year 2024
Diluted earnings per share from continuing operations	$4.65 - $5.05
Non-GAAP adjustments
Restructuring related costs(1)	0.03
M&A related costs(2)	0.48
Impact on tax provision from Non-GAAP adjustments(3)	(0.11)
Adjusted diluted earnings per share from continuing operations	$5.05 - $5.45

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA GUIDANCE
(Unaudited and in millions)
Guidance
Full Year 2024
Income from continuing operations	$150.0 - $162.0
Income tax provision(3)	43.0 - 46.0
Interest income, net	~ (4.0)
Depreciation and amortization	~ 90.0
EBITDA from continuing operations	279.0 - 294.0
Restructuring related costs(1)	~ 1.0
Pension expense (income), other than service cost	—
M&A related costs(2)	~ 15.0
Adjusted EBITDA from continuing operations	$295.0 - $310.0

(1) Restructuring related costs is estimated to be approximately $1 million for the full year 2024. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(2) M&A related costs are estimated to be approximately $15 million for the full year 2024. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(3) Impact on tax provision was calculated using the Company's effective tax rate of approximately 22 to 23%.